UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

August 16, 2022 (August 10, 2022)

CROWN PROPTECH ACQUISITIONS

(Exact Name of Registrant as Specified in its Charter)

Cayman Islands	001-40017	N/A
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

667 Madison Avenue 12th Floor New York, NY	10065
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (212) 563-6400

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A ordinary shares, par value $0.0001 per share	CPTK	The New York Stock Exchange
Redeemable warrants, each whole warrant exercisable for one Class A ordinary share at an exercise price of $11.50	CPTK WS	The New York Stock Exchange
Units, each consisting of one Class A ordinary share and one-third of one redeemable warrant	CPTK.U	The New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.02	Termination of a Material Definitive Agreement.

On November 10, 2021, Crown PropTech Acquisitions, a Cayman Islands exempted company (“Crown”), entered into a Business Combination Agreement, as amended (the “Business Combination Agreement”), by and among Crown, Crown PropTech Merger Sub I Corp., a Delaware corporation, Crown PropTech Merger Sub II LLC, a Delaware limited liability company, and Brivo, Inc., a Nevada corporation (“Brivo”) (the “Business Combination”).

The Business Combination Agreement, pursuant to its terms, could be terminated by either Crown or Brivo if the Business Combination was not consummated by August 9, 2022.

On August 10, 2022, Crown received a notice of election from Brivo, notifying Crown that Brivo has elected to terminate Business Combination Agreement. Crown believes that prior to termination Brivo breached the Business Combination Agreement, and that EMBUIA LLC, an affiliate of Dean M. Drako, the Chairman of the board of directors of Brivo, breached the Stockholder Support Agreement (as defined in the Business Combination Agreement), in each case, including breaching their respective obligations not to take certain actions in connection with a Company Acquisition Proposal (as defined in the Business Combination Agreement).  Crown intends to vigorously pursue its remedies.

The Business Combination Agreement provided for, among other things, the following transactions: (a) one day prior to the closing date, Crown would become a Delaware corporation (the “Domestication”) and, in connection with the Domestication, (i) Crown’s name would be changed to “Brivo, Inc.” (“New Brivo”), (ii) each then-issued and outstanding Class A ordinary share of Crown would convert automatically into one share of Class A common stock of New Brivo (“New Brivo Class A Common Stock”), (iii) each then-issued and outstanding Class B ordinary share of Crown would first convert automatically, on a one-for-one basis, into one Class A ordinary share of Crown and then immediately thereafter convert automatically, on a one-for-one basis, into one share of New Brivo Class A Common Stock, and (iv) each then-issued and outstanding common warrant of Crown would convert automatically into one warrant to purchase one share of New Brivo Class A Common Stock; and (b) following the Domestication and on the closing date, (i) each share of Brivo Series A-1 preferred stock and Brivo Series A-2 preferred stock, respectively, would be automatically converted into an equal number of shares of Brivo Class B common stock or Brivo Class A common stock, respectively (the “Conversion”), (ii) following the Conversion, Merger Sub I would merge with and into Brivo, whereupon the separate corporate existence of Merger Sub I would cease and Brivo would continue as a wholly owned subsidiary of New Brivo and (iii) following the first merger, Brivo would merge with and into Merger Sub II, whereupon the separate corporate existence of Brivo would cease and Merger Sub II will continue as the surviving company.

The foregoing description of the Business Combination Agreement is subject to and qualified in its entirety by reference to the full text of the Business Combination Agreement, copies of which are included as Exhibits 2.1 on Form 8-Ks filed with the SEC on November 16, 2021 and May 13, 2022.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 12, 2022, Dr. Pius Sprenger, Crown's Chief Financial Officer and a member of the board of directors of Crown (the “Board”) notified the Board of his resignation from the Board and from his role as Chief Financial Officer of Crown, effective immediately.

On August 12, 2022, Dr. Martin Enderle, a member of the Board and chair of the audit committee, notified the Board of his resignation from the Board, effective immediately.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 16, 2022

CROWN PROPTECH ACQUISITIONS

By:	/s/ Richard Chera
Richard Chera
Chief Executive Officer